Exhibit 10.33

SENIOR PROMISSORY NOTE

US $4,129,000	January 27, 2020

NOW THEREFORE FOR VALUE RECEIVED, the undersigned, FTE Networks, Inc. a Nevada corporation (the “Company”), hereby promises to pay to the order of Benchmark Builders, LLC, a New York State limited liability company and its assigns (“Holder”), the principal sum of Four Million One Hundred Twenty Nine Thousand Dollars ($4,129,000) (the “Principal”) in lawful money of the United States of America, which shall be legal tender, bearing interest and payable as provided herein. This Senior Promissory Note (this “Note” or “Promissory Note”) has an effective date as noted above (the “Effective Date”).

1. Interest (“Interest”) shall accrue on the unpaid Principal amount of this Note at the rate of ten percent (10%) simple interest per annum (the “Interest Rate”). All Interest payable hereunder shall be calculated by multiplying the actual days elapsed in the period for which Interest is being calculated by a daily rate based on the Interest Rate and a 365 day year. The Company will pay the principal plus accrued interest on the Maturity Date.

2. The “Maturity Date” of this Note shall be 10 months from the Effective date which would be December 1, 2020.

3. Upon the occurrence of an Event of Default hereunder the Principal amount of this Note and any accrued Interest may be accelerated.

4. This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

5. Following an Event of Default, the Company shall pay all Principal, Interest and any other amounts required to be paid under this Note, on a pari passu basis with other Senior Promissory Notes of like tenor (not exceeding an aggregate principal amount of $6,729,000 as among all such Senior Promissory Notes) prior to the payment by the Company of any other promissory notes or other indebtedness of the Company.

6. If FTE and its subsidiaries shall, for three consecutive months during the term of this note, have positive cash flow (as determined in accordance with the accounting principles, policies and procedures FTE applies to the preparation of its financial statements, in excess of $100,000 or working capital in excess of $2 Million, then the Company shall make at least monthly payments equal to at least 1/12 of the outstanding balance each month prior to the Maturity Date.

7. All payments made by Company under this Note will be applied: (i) first, to Interest that is due and payable under this Note, if any; and (ii) second, the remainder to Principal due and payable under this Note.

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8. If any payment of Principal or Interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

9. This Note shall be binding upon Company and inure to the benefit of Holder and Holder’s respective successors and assigns. Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note.

10. No provision of this Note shall alter or impair the obligation of Company to pay the Principal of and Interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

11. Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Company, except where the failure to comply could not reasonably be expected to have a material adverse effect on Company.

12. If, after the date of this Agreement, an Event of Default (as defined herein) occurs (unless all Events of Default have been cured or waived by Holder), Holder may, by written notice to Company, declare the Principal amount then outstanding of, and the accrued Interest and all other amounts payable on, this Note to be immediately due and payable and can take any and all other actions provided for under applicable law. The following events and/or any other Events of Default defined elsewhere in this Note are “Events of Default” under this Note:

(a) Company shall fail to pay, when and as due, the Principal, Interest or any other amount payable hereunder, and five (5) days shall have passed after due demand by Holder; or

(b) Company shall have breached in any material respect any covenant, term or condition of this Note and, with respect to breaches capable of being cured, such breach shall not have been cured within thirty (30) business days days after written notice thereof has been provided by Holder to Company; or

(c) Company shall: (i) be adjudicated insolvent; (ii) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or a trustee for it or a substantial portion of its assets; (iii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation or statute of any jurisdiction, whether now or hereafter in effect; (iv) have filed against it any such petition or application in which an order for relief is entered or which remains undismissed for a period of thirty (30) days or more; (v) indicate its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial portion of its assets; (vi) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more; or (vii) Company shall take any action authorizing, or in furtherance of, any of the foregoing.

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In case any one or more Events of Default shall occur and be continuing, Holder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or for an injunction against a violation of any of the terms hereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any Principal of or premium, if any, or Interest on this Note, Company will pay to Holder such further amount as shall be sufficient to cover the reasonable cost and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements. No course of dealing and no delay on the part of Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Holder’s rights, powers or remedies. No right, power or remedy conferred by this Note upon Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

13. Except as expressly provided otherwise in this Note, Company waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral available to Holder, if any, and to the addition or release of any other party or person primarily or secondarily liable.

14. If from any circumstance any holder of this Note shall ever receive Interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the Principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of Principal hereof, the amount of such excessive interest that exceeds the unpaid balance of Principal hereof shall be refunded to Company. In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any non-Principal payment shall be characterized as an expense, fee or premium rather than as Interest; and (ii) all Interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note. The term “Maximum Rate” shall mean the maximum rate of interest allowed by applicable federal or state law.

15. This Note may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Note or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Note signed by one party and faxed or scanned and emailed to another party (as a PDF or similar image file) shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy or PDF of this Note shall be effective as an original for all purposes.

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16. It is the intention of the parties hereto that the terms and provisions of this Note are to be construed in accordance with and governed by the laws of the State of New York, except as such laws may be preempted by any federal law controlling the rate of Interest which may be charged on account of this Note. The parties hereby consent and agree that, in any actions predicated upon this Note, venue is properly laid in New York and that the courts of the State of New York or in the Federal courts sitting in the county or city of New York, shall have full subject matter and personal jurisdiction over the parties to determine all issues arising out of or in connection with the execution and enforcement of this Note.

17. The term “Company” as used herein in every instance shall include Company’s successors, legal representatives and permitted assigns, including all subsequent grantees, either voluntarily by act of Company or involuntarily by operation of law and shall denote the singular and/or plural and the masculine and/or feminine and natural and/or artificial persons, whenever and wherever the contexts so requires or properly applies. The term “Holder” as used herein in every instance shall include Holder’s successors, legal representatives and assigns, as well as all subsequent assignees and endorsees of this Note, either voluntarily by act of the parties or involuntarily by operation of law. Captions and paragraph headings in this Note are for convenience only and shall not affect its interpretation. As used herein, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires.

18. Holder may not assign or pledge this Note and its rights hereunder without the prior written approval of Company which may be withheld in Company’s sole discretion. Company may not assign its obligations hereunder, whether by operation of law or otherwise, without the prior written approval of Holder which may be withheld in Holder’s sole discretion.

19. Anything else in this Note to the contrary notwithstanding, in any action arising out of this Agreement, the prevailing party shall be entitled to collect from the non-prevailing party all of its attorneys’ fees. For the purposes of this Note, the party who receives or is awarded a substantial portion of the damages or claims sought in any proceeding shall be deemed the “prevailing” party and attorneys’ fees shall mean the reasonable fees charged by an attorney or a law firm for legal services and the services of any legal assistants, and costs of litigation, including, but not limited to, fees and costs at trial and appellate levels.

20. If any term or other provision of this Note is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Note shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Note so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

21. No modification, amendment, addition to, or termination of this Note, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by all the parties hereto.

22. This Note constitutes the entire agreement of the parties regarding the matters contemplated herein, or related thereto, and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. To the extent that any term of this Note is inconsistent with any term of the Settlement Agreement, the Settlement Agreement shall take precedence.

[Remainder of page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, Company has duly executed this Senior Promissory Note as of Effective Date provided above.

“Company”

FTE Networks, Inc.

By:	/s/ Michael P. Beys
Its:	Interim CEO
Printed Name:	Michael Beys
Date:	January 28, 2020

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